Exhibit 99.1

Charles & Colvard Reports Third Quarter 2014 Financial Results

Conference Call to Be Held Today at 4:30 PM EST

MORRISVILLE, NC—November 13, 2014—Charles & Colvard, Ltd. (NASDAQ: CTHR), the sole source of created moissanite and Forever Brilliant®, The World’s Most Brilliant Gem®, reports financial results for the third quarter ended September 30, 2014.

“This quarter, our financial results reflect a decrease in sales compared to the third quarter of 2013, primarily as a result of decreases in sales in our international markets. In the third quarter of 2013, as we began to expand the China market, we had significant sales to several international distributors. Due to economic and market conditions and our ongoing evaluation of our distributors, we were unable to replicate those results this quarter and as a result saw a decrease in sales to distributors in the China market,” said Randy N. McCullough, Chief Executive Officer of Charles & Colvard. “While we are very disappointed in these results, we remain focused on increasing sales regardless of market conditions. As such, we are concentrating on several initiatives to strengthen our positioning well into the future and drive revenue growth, especially in the U.S. market, for the fourth quarter which historically has been strong for us.”

Mr. McCullough continued, “For example, we formalized an agreement last month with another large retailer’s ecommerce site to offer Forever Brilliant® moissanite jewelry for sale. Offering Forever Brilliant® via multiple retailers’ websites represents one of our initiatives to expand the availability of moissanite. We expect our fulfillment capabilities to continue expanding our retailer base while increasing our visibility among new groups of consumers, and ultimately increasing Forever Brilliant® brand awareness.

“In addition, expanding on the collaborative theme that inspired the launch of the Survivor Collection™, we are exploring additional partnerships with sellers, designers and artists. We believe these are steps in the right direction that will allow us to leverage not only our relationships and channels, but the brands and channels of others as well. Simultaneously, as our online sales continue to improve, we are bolstering our online presence and marketing in several ways. Most recently, this is demonstrated by the launch of our new, user friendly, welcoming and highly functional website which you can see at www.CharlesandColvard.com. Also, we launched a Survivor Collection™ website that has received some significant recognition among cancer survivors. We look forward to sharing news about our progress as these and other initiatives unfold,” said Mr. McCullough.

Financial Highlights for the Third Quarter 2014:

•	Third quarter 2014 sales were $4.5 million compared with $6.9 million in the year-ago third quarter, a decrease of 34%.

•	U.S. sales were $3.5 million for the third quarter compared with $3.9 million in the year-ago third quarter, a 9% decrease.

•	International sales were $1.0 million for the third quarter, compared with $3.0 million for the third quarter of 2013, a decrease of 66%.

•	Loose jewel sales, including the Company’s whiter Forever Brilliant® moissanite, were $2.3 million for the quarter, compared with $4.8 million for the year-ago third quarter, a decrease of 52%. Finished jewelry sales were $2.2 million for the quarter, compared with $2.0 million in the year-ago third quarter, an 8% increase.

•	The Company’s wholesale business decreased 46% for the quarter to $3.4 million of sales, or 76% of sales, compared with $6.4 million in the year-ago third quarter, or 93% of sales.

•	The Company’s direct-to-consumer businesses, Moissanite.com and Lulu Avenue®, increased 114% for the quarter to $1.1 million of sales, or 24% of sales, compared with $0.5 million in the third quarter of 2013, or 7% of sales.

•	Operating expenses were $4.3 million for the third quarter of 2014, compared with $4.2 million in the year-ago third quarter.

•	Net loss for the third quarter was $3.1 million, or $0.15 per share, compared with net loss of $1.2 million, or $0.06 per share, in the year-ago third quarter.

Financial Highlights for the Nine Months ended September 30, 2014:

•	Nine-month 2014 sales were $18.4 million compared with $19.9 million in the year-ago period, a decrease of 7%.

•	U.S. sales were $16.5 million for the nine-month period compared with $14.3 million in the year-ago period, a 15% increase.

•	International sales were $2.0 million for the nine-month period compared with $5.5 million for the year-ago period, a 65% decrease.

•	Loose jewel sales, including the Company’s whiter Forever Brilliant® moissanite, were $10.0 million for the first nine months of 2014, compared with $13.2 million for the year-ago nine-month period, a decrease of 24%. Finished jewelry sales were $8.4 million for the first nine months of 2014, compared with $6.6 million in the year-ago nine-month period, a 27% increase.

•	The Company’s wholesale business decreased 15% for the first nine months of 2014 to $15.4 million of sales, or 84% of sales, compared with $18.3 million in the year-ago nine-month period, or 92% of sales.

•	The Company’s direct-to-consumer businesses, Moissanite.com and Lulu Avenue®, increased 85% for the nine-month period to $3.0 million or 16% of sales, compared with $1.6 million in the nine-month period of 2013, or 8% of sales.

•	Operating expenses were $12.4 million for the first nine months of 2014 compared with $11.3 million in the year-ago nine-month period.

•	Net loss for the nine months was $10.3 million, or $0.51 per share, compared with a net loss of $1.4 million or $0.07 per share in the year-ago nine-month period.

Financial Position

Cash and liquid investments totaled $2.7 million at September 30, 2014, up $88,000 from approximately $2.6 million at December 31, 2013, and the Company had no debt outstanding as of September 30, 2014. Total inventory, including long-term and consigned inventory, was $41.1 million as of September 30, 2014, compared to $42.4 million at December 31, 2013.

Investor Conference Call

Shareholders and other interested parties may participate in the upcoming investor conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “Charles & Colvard, Ltd. Conference Call” a few minutes before 4:30 p.m. EST on Thursday November 13, 2014. The call will also be broadcast live on the Internet at http://www.webcaster4.com/Webcast/Page/346/3110.

A replay of the conference call will be available one hour after the call until 9:00 a.m. EST on Friday, November 28, 2014 by dialing 877-344-7529 (U.S.) or 412-317-0088 (international) and entering the conference ID number 10038573.

The conference call will also be archived for review on the Internet at http://www.webcaster4.com/Webcast/Page/346/3110 and on the Company’s website at http://www.charlesandcolvard.com/investor-relations/events until Friday November 28, 2014.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd., is the global sole source of moissanite, a unique, near-colorless created gem that is distinct from other gems and jewels based on its exceptional fire, brilliance, luster, durability, and rarity. Charles & Colvard Created Moissanite® and Forever Brilliant® are currently incorporated into fine jewelry sold through domestic and international retailers and other sales channels. Charles & Colvard, Ltd.’s common stock is listed on the NASDAQ Global Select Market under the symbol “CTHR.” For more information, please visit www.charlesandcolvard.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements expressing expectations regarding our future and projections relating to products, sales, revenues, and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations, and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated, or implied in these forward-looking statements as a result of many factors including, but not limited to, our dependence on consumer acceptance and growth of sales of our products resulting from our strategic initiatives; dependence on a limited number of customers; the impact of the execution of our business plans on our liquidity; our ability to fulfill orders on a timely basis; the financial condition of our major customers and their willingness and ability to market our products; dependence on Cree, Inc. as the sole current supplier of the raw material; our current wholesale customers’ potential perception of us as a competitor in the finished jewelry business; intense competition in the worldwide jewelry industry; general economic and market conditions, including the current economic environment; risks of conducting business in foreign countries; the pricing of precious metals, which is beyond our control; the potential impact of seasonality on our business; our ability to protect our intellectual property; the risk of a failure of our information technology infrastructure to protect confidential information and prevent security breaches; possible adverse effects of governmental regulation and oversight; and the failure to evaluate and integrate strategic opportunities, in addition to the other risks and uncertainties described in our filings with the Securities and Exchange Commission, or the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and subsequent reports filed with the SEC. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the SEC that discuss other factors relevant to our business.

Contacts:

Public Relations:

Dian Griesel Int’l.

Susan Forman, Laura Radocaj

(212) 825-3210

Investor Relations:

Taglich Brothers, Inc.

Christopher Schreiber

212-661-6886

CHARLES & COLVARD, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2014 (unaudited)	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$2,661,280	$2,573,405
Accounts receivable, net	5,505,913	10,244,732
Inventory, net	15,833,756	13,074,428
Prepaid expenses and other assets	981,795	951,635
Deferred income taxes	-	1,197,832
Total current assets	24,982,744	28,042,032
Long-term assets:
Inventory, net	25,314,540	29,337,674
Property and equipment, net	1,983,865	1,717,692
Intangible assets, net	258,859	325,867
Deferred income taxes	-	2,841,891
Other assets	327,217	58,696
Total long-term assets	27,884,481	34,281,820
TOTAL ASSETS	$52,867,225	$62,323,852

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,603,811	$3,670,551
Accrued cooperative advertising	192,000	188,000
Accrued expenses and other liabilities	578,908	642,186
Total current liabilities	3,374,719	4,500,737
Long-term liabilities:
Accrued rent	693,277	-
Accrued income taxes	404,589	395,442
Total long-term liabilities	1,097,866	395,442
Total liabilities	4,472,585	4,896,179
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value	53,949,001	53,949,001
Additional paid-in capital – stock-based compensation	11,230,884	9,940,980
Accumulated deficit	(16,785,245)	(6,462,308)
Total shareholders’ equity	48,394,640	57,427,673
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$52,867,225	$62,323,852

CHARLES & COLVARD, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales	$4,521,894	$6,858,252	$18,431,094	$19,875,826
Costs and expenses:
Cost of goods sold	3,268,803	3,805,227	12,256,826	10,076,520
Sales and marketing	2,520,426	2,449,679	6,886,651	7,228,883
General and administrative	1,790,588	1,723,676	5,543,269	3,917,461
Research and development	3,863	6,755	15,364	21,779
Loss on abandonment of assets	-	-	2,201	95,052
Total costs and expenses	7,583,680	7,985,337	24,704,311	21,339,695
Loss from operations	(3,061,786)	(1,127,085)	(6,273,217)	(1,463,869)
Other income (expense):
Interest income	2	5,135	51	19,609
Interest expense	(583)	(202)	(901)	(1,176)
Total other (expense) income, net	(581)	4,933	(850)	18,433
Loss before income taxes	(3,062,367)	(1,122,152)	(6,274,067)	(1,445,436)
Income tax net (expense) benefit	(3,093)	(88,550)	(4,048,870)	49,422
Net loss	$(3,065,460)	$(1,210,702)	$(10,322,937)	$(1,396,014)

Net loss per common share:
Basic	$(0.15)	$(0.06)	$(0.51)	$(0.07)
Diluted	$(0.15)	$(0.06)	$(0.51)	$(0.07)

Weighted average number of shares used in computing net loss per common share:
Basic	20,357,333	20,001,543	20,272,897	19,825,532
Diluted	20,357,333	20,001,543	20,272,897	19,825,532

CHARLES & COLVARD, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,322,937)	$(1,396,014)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	861,658	584,734
Amortization of bond premium	-	4,069
Stock-based compensation	1,289,904	1,192,823
Provision for uncollectible accounts	897,878	17,195
Provision for sales returns	(853,000)	(101,000)
Provision for inventory reserves	281,000	197,000
Provision (benefit) for deferred income taxes	4,039,723	(66,092)
Loss on abandonment of assets	2,201	95,052
Changes in assets and liabilities:
Accounts receivable	4,693,941	(816,011)
Interest receivable	-	(3,907)
Inventory	982,806	(7,817,735)
Prepaid expenses and other assets, net	(298,681)	(282,582)
Accounts payable	(1,066,740)	2,966,274
Accrued cooperative advertising	4,000	293,000
Accrued income taxes	9,147	8,771
Other accrued liabilities	629,999	5,365
Net cash provided by (used in) operating activities	1,150,899	(5,119,058)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,007,506)	(673,588)
Patent, license rights, and trademark costs	(55,518)	(109,658)
Net cash used in investing activities	(1,063,024)	(783,246)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock option exercises	-	241,265
Net cash provided by financing activities	-	241,265

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	87,875	(5,661,039)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,573,405	11,860,842
CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,661,280	$6,199,803

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$901	$1,176
Cash paid during the period for income taxes	$-	$7,899